Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2008, relating to the 2007 and 2006 consolidated financial statements of L-1 Identity Solutions, Inc. (“L-1”) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of L-1 for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

Deloitte & Touche LLP

Stamford, Connecticut
August 1, 2008